Exhibit 10.21
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (“First Amendment”) is made as of the 28th day of July, 2005, by and between SYKES ENTERPRISES, INCORPORATED, a Florida corporation (the “Company”), and Charles E. Sykes (the “Executive”).
     WHEREAS, the parties entered into that certain Employment Agreement (the “Employment Agreement”) dated the 1st day of August, 2004.
     WHEREAS, subsequent to execution of the Employment Agreement, the parties discovered a scrivener’s error which resulted in unintended ambiguity regarding payments to be made to Executive in the event the Company failed to renew Executive’s Employment Agreement at the end of the term.
     WHEREAS, the parties desire to amend the Employment Agreement to correct the error and resolve the ambiguity.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Paragraph 6 (e) entitled “Payments Upon Termination” shall be deleted in its entirety and replaced by the following paragraph:
(e)	Payments Upon Termination. In the event of a termination of the Executive’s employment pursuant to Section 6 or by the Executive, all payments and Company benefits to the Executive hereunder, except the payments (if any) provided below, shall immediately cease and terminate. In the event of an early termination or non-renewal by the Company of the Executive’s employment with the Company for any reason other than pursuant to Section 6(a)(b)(c) or Executive’s termination pursuant to Section 6(d), the Company shall pay the Executive an amount equal to the Liquidated Damages defined in (f) below (in lieu of actual damages) for the early termination or non-renewal of his employment. In the event of a termination of the Executive’s employment for any reason other than pursuant to Section 6(a)(b)(c) or Executive’s termination pursuant to Section 6(d), the Covenant Not-to-Compete set forth in Section 5 hereof shall remain in full force and effect for the period set forth in (f) below. If the Company terminates the Executive’s employment pursuant to Section 6(a)(b)(c) or the Executive terminates such employment other than pursuant to

First Amendement to
Employment Agreement

Section 6(d), the Executive shall not be entitled to any Liquidated Damages and the Covenant Not-to-Compete set forth in Section 5 hereof shall remain in full force and effect as set forth in (g) below. Notwithstanding anything to the contrary herein contained, and in addition to any other compensation to which the Executive may be entitled to receive pursuant to this Agreement, the Executive shall receive all compensation and other benefits to which he or she was entitled under this Agreement or otherwise as an executive of the Company through the termination date.
2. Except as specifically set forth herein, the terms and conditions of the Employment Agreement shall remain unmodified. All defined terms in the Employment Agreement shall apply to this First Amendment.
     IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the day and year first above written.

SYKES ENTERPRISES, INCORPORATED		EXECUTIVE

By:	/s/ James T. Holder	/s/ Charles E. Sykes
	James T. Holder	Charles E. Sykes
Vice President and General Counsel